Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Kinder Morgan, Inc. Registration Statement (Form S-8 No. 333-00000) pertaining to the El Paso Corporation Retirement Savings Plan of our reports (a) dated February 27, 2012, with respect to the consolidated financial statements and schedule of El Paso Corporation, and the effectiveness of internal control over financial reporting of El Paso Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, and (b) dated June 15, 2011, with respect to the financial statements and schedule of the El Paso Corporation Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 23, 2012